EXHIBIT 10.3

DATED 19TH NOVEMBER 2005

WINTERMAN GROUP LIMITED

AND

TALLY HO VENTURES, INC.

AGREEMENT

FOR

SECURED LOAN AND SHARE OPTION

THIS AGREEMENT is made the 19th November 2005

BETWEEN

(1) TALLY HO VENTURES, INC., a company incorporated under the laws of State of Delaware whose administrative office is at 115 Route d'Arlon, L-8311 Capellen, Luxembourg (hereinafter called "the Company"); and

(2) WINTERMAN GROUP LIMITED a company incorporated under the laws of Republic of Seychelles with registration number 020656 with registered office at 306 Victoria House, Victoria, Mahe, Seychelles and administrative office at Avenda. Marques del Duero 76, Tercer Piso, Ofi F, San Pedro de Alcantara, 29760 Malaga, Spain ("the Investor").

WHEREAS the Investor has been requested to make a loan to the Company which the Investor has agreed to do upon the terms and conditions hereinafter contained.

THE parties agree as follows:

1. Nature of Loan

The Investor shall forthwith loan to the Company the sum of $2,000,000 (two million United States Dollars) (the "Loan") upon the terms hereinafter mentioned.

2. Purpose of the Loan

The loan shall be for the purpose of purchasing Master Finance Holdings S A and its subsidiaries (the Target Company) of 115 Route d'Arlon, L-8311 Capellen, Luxembourg.

3. Security

The Company shall deliver as security for the loan a charge over the entirety of the shares in Master Finance Holdings S A (the Security). This security shall remain in place until the loan has been fully repaid or until such time as the parties agree.

Upon default of the repayment of the loan or upon any liquidation process applied to the Company the sum loaned plus any interest accrued shall be repaid by the full transfer of all rights, interests and ownership of Master Finance Holdings S A.

4. Interest

The Company shall pay to the Investor interest on the loan at the rate of 10% per annum the first such payment to be made on a pro rata basis on 30th June 2006 and thereafter (if the Option Period is extended by the Investor) annually beginning the 31st January 2007, unless conversion has taken place as per clause 6.

5. Repayment

(A) Save as otherwise herein or by the Security provided the Company will repay the Loan by a payment after 3rd January 2006 but before the 30th June 2006 (the "Option Period") or on demand as the Investor may choose, this provision is in addition to clause 6 which details conversion rights.

(B) The demand may be exercised by the Investor in whole or in part at any time or times during the Option Period by serving written notice on the Company stating the amount of the loan in respect of which the demand is being sought on that occasion.

6. Option to convert into shares and application of proceeds

(A) The Company hereby grants to the Investor an option (the "Option") to convert the loan for up to 666,667 ordinary shares of the Company at a price of $3.00 (three United States Dollars) per ordinary share (the "Option Price") at any time after the loan is made ("the Option Period"). If the market price is below $3.00 per share at the time of conversion the conversion shall take place at a 25% discount to the prevailing market price on that day.

(B) The Option may be exercised by the Investor in whole or in part at any time or times during the Option Period by serving written notice on the Company stating the number of shares in respect of which the Option is being exercised on that occasion.

(C) The ordinary shares to be issued by the Company pursuant to any exercise of the Option will be allotted within 14 days after service of the notice by which they are exercised and certificates in respect of such shares will be dispatched not later than twenty eight days after the date of such service to the Investor or as the Investor may direct.

(D) If at the date of any exercise of the Option any of the ordinary shares of the Company are admitted to OTC Bulletin Board or other exchange, the Company shall make application for the admission of the ordinary shares issued upon any exercise of the Option to the Official List or (as appropriate) for permission for dealings to take place on the appropriate market and shall use its best endeavors to procure such admission as soon as possible following allotment.

(E) After any allotment of fully paid ordinary shares in the Company by way of capitalization of profits or reserves to holders of ordinary shares on the register on a date (or by reference to a record date) on or before the expiry of the Option Period or upon any sub-division or consolidation of the ordinary shares on such a date, the number and/or nominal value of ordinary shares to be subscribed on any subsequent exercise of the Option will be increased or, as the case may be, reduced in due proportion and the Option Price will be adjusted accordingly, with effect from the record date for such capitalization, sub-division or consolidation. On any such capitalization, sub-division or consolidation the auditors for the time being of the Company shall certify the appropriate adjustments and, within twenty-eight days thereafter, a copy of such certificate will be sent to the Investor.

7. Protection of share option

(A) The Company agrees with the Investor that until the expiry of the Option Period the Company shall procure that:

(i) there shall be at all times a sufficient number of un-issued shares in the capital of the Company to enable the Company to discharge its obligations under the Option without increasing its authorised share capital and the Company shall procure that it has the relevant authorisations of the shareholders of the Company to issue ordinary shares to the Investor to discharge its obligations under the Option;

(B) The Company warrants that authorized share capital of the Company immediately prior to the Company's execution of this agreement is $100000 divided into 100 million ordinary shares of $0.001 each of which 8 million ordinary shares have been issued and are fully paid.

(C) The Company warrants that there are no options or agreements outstanding which call for the issue of or accord to any person or company the right to call for the issue of any shares in the capital of the Company or any of its subsidiaries.

8. Subsidiaries

The Company agrees with the Investor that the Company will procure that all of its subsidiaries both present and future shall observe and perform the provisions and conditions contained in this agreement to be observed and performed by subsidiaries of the Company.

9. Liaison and information

The Company agrees with the Investor that the Company will keep the Investor informed of the progress of its business and that of each of its subsidiaries and furnish the Investor to such extent and in such form and detail as the Investor may from time to time reasonably require with particulars of any matters concerned with and arising out of the activities of the Company and those of each of its subsidiaries and in particular but without limiting the generality of the foregoing shall furnish the Investor with:

(a) copies of the trading and profit and loss account and audited balance sheet in respect of each financial year of the Company and every subsidiary thereof forthwith upon the same becoming available and not in any event later than four months after the end of each such financial year.

10. Application of terms and conditions

The parties hereto agree that save as hereby or by writing between the parties varied all the provisions contained in the Security shall so far as applicable apply to the payment of the loan together with all interest thereon and shall remain in full force and effect so long as the loan remains outstanding. If there is any conflict between the terms of this agreement and the Security then the terms of this agreement shall prevail.

11. Duration of agreement

The terms of this agreement come into affect on receipt of the loan and will last until the loan has been repaid or the conversion as per clause 6 is affected.

12. Notices

Where a notice is to be given to any party hereto it may be served by leaving it at the registered office or last known address of that party or by sending it first-class letter post to the registered office or the last known address of that party when it shall be deemed to have been served at the expiration of forty-eight hours after it has been posted.

13. Definitions

Where words and expressions used in this agreement are also used in the Companies Act 1985 such words and expressions shall have the meanings attached to them respectively by that Act and the following expression used in this agreement shall have the meaning as set out below:

"The Investors' Group" means the Investor, any parent company of the Investor and any subsidiary of the Investor or any such parent company.

14. Interpretation

IN this agreement unless the context otherwise requires:

(A) The masculine gender includes the feminine and words denoting the singular number only shall include the plural and vice versa;

 (B) Covenants, warranties, undertakings and guarantees by more than one party hereto shall be deemed to be made jointly and severally;

(C) Covenants warranties and undertakings given by an individual shall be binding on his personal representatives and executors.

15. Counterparts

This agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which, when executed and delivered, shall be an original but all the counterparts shall together constitute one and the same instrument.

16. Law and Jurisdiction

THIS agreement shall be governed by and construed in accordance with United States law and under the Laws of the State of Delaware and each party to this agreement submits to the non-exclusive jurisdiction of these courts.

THIS agreement has been executed and delivered as at the date first above mentioned.

Executed by )
Peter Smith )
) .............................................

President
Tally Ho Ventures Inc

Executed by )
Nic Day ) .............................................
) Director Winterman Group Ltd